UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2010
WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 West Sahara Avenue, Las Vegas, Nevada	89102

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 248-4200

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     Reference is hereby made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 is hereby incorporated by reference in its entirety into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective April 2, 2010, Kenneth Vecchione was appointed President and Chief Operating Officer of Western Alliance Bancorporation (the “Company”). His employment began on April 5, 2010. Mr. Vecchione will continue to serve on the Company’s board of directors; however, he has resigned from the Compensation Committee of the board of directors effective as of April 2, 2010. In connection with his appointment, Mr. Vecchione and Robert Sarver, the Company’s Chief Executive Officer, have executed a letter stating the terms of Mr. Vecchione’s employment with the Company (the “Employment Letter”).
     Pursuant to the Employment Letter, Mr. Vecchione will receive an annual cash-based salary of $500,000. Beginning January 1, 2011, Mr. Vecchione will also receive an annual equity-based salary of $500,000 in common stock (“Salary Shares”). During the period (the “TARP Period”) that the Company holds funds received pursuant to the U.S. Department of the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP”), the Company operates under the restrictions of the Emergency Economic Stabilization Act of 2008, as it has been or may hereafter be amended (the “EESA”), and the rules and regulations promulgated thereunder. Upon the termination of the TARP Period, Mr. Vecchione will no longer receive Salary Shares and he will be eligible for an annual cash bonus award based on performance targets that are subject to the Compensation Committee’s review and approval. Beginning January 1, 2011, Mr. Vecchione will also be eligible for annual grants of restricted stock and/or stock options under the Company’s 2005 Stock Incentive Plan (as amended) (the “Incentive Plan”), subject to certain restrictions under the EESA during the TARP Period. The Employment Letter entitles Mr. Vecchione to a one-time cash signing bonus of $1,000,000 (which must be repaid pro rata if Mr. Vecchione voluntarily terminates his employment prior to December 31, 2010) and a grant of $500,000 in restricted stock. The shares of restricted stock will vest at a rate of 50% on the second anniversary of the Employment Letter, 25% on the third anniversary, and 25% on the fourth anniversary, with vesting contingent upon Mr. Vecchione’s continued employment with the Company. During the TARP Period, there will be no acceleration of vesting upon a change in control. After termination of the TARP Period, vesting may be accelerated upon the occurrence of certain change in control events in accordance with and subject to the terms of the Incentive Plan.
     In addition, Mr. Vecchione is entitled to various benefits under the Employment Letter, including reimbursement of business expenses, participation in employee benefit plans and coverage as an executive officer under the Company’s D&O insurance policy. The Employment Letter also imposes certain noncompetition and confidentiality restrictions on Mr. Vecchione.
     All compensation and benefits provided under the Employment Letter are subject to the requirements of the EESA and the TARP Capital Purchase Program and may be revised, to the extent necessary, to comply with the requirements of the EESA and the TARP Capital Purchase Program.
     The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Employment Letter.
     Mr. Vecchione (age 56) has been a director of the Company since October 2007 and has 27 years of banking experience. From October 2007 to January 2010, Mr. Vecchione was the Chief Financial Officer of Apollo Global Management, L.P., one of the largest private equity firms in the United States, with over $51 billion in assets under management. He served as the Vice Chairman and Chief Financial Officer of MBNA Corporation from 1998 to 2006, including oversight responsibility for all branch operations. Mr. Vecchione currently serves as a director and Chairman of the Audit Committee of Affinion Group. He also serves as a director of International Securities Exchange, Chairman of its

Audit and Finance Committee, and a member of its Executive and Compensation Committees. Mr. Vecchione is a graduate of the State University of New York.
     There are no family relationships between Mr. Vecchione and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Vecchione that would require disclosure under Item 404(a) of Regulation S-K.
     A copy of the press release announcing the appointment of Mr. Vecchione is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 5, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION (Registrant)
Date: April 5, 2010	By:	/s/ Dale Gibbons
Dale Gibbons
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 5, 2010.